Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
July 27, 2015	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Second Quarter Net Income of $739,936

MOUNT AIRY, NC - Surrey Bancorp (the “Company”), (Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the second quarter of 2015.

For the quarter ended June 30, 2015, net income totaled $739,936 or $0.18 per fully diluted share, compared to $767,779 or $0.18 per fully diluted common share earned during the second quarter of 2014.

Earnings for the three months ended June 30, 2015, are approximately 3.6 percent lower than for the same period in 2014. The decrease in earnings results from a decrease in gains on the sale of government guaranteed loans. A gain of $127,362 was recognized in the quarter ended June 30, 2014. No such gains occurred in the second quarter of 2015. Net interest income increased from $2,335,307 in the second quarter of 2014 to $2,437,301 in 2015. Most of this increase is due to loan growth. Average loans outstanding increased 4.3 percent from the second quarter of 2014 to the second quarter of 2015, or approximately $7,851,000. The net interest margin increased slightly from 4.09 percent to 4.10 percent from 2014 to 2015 due to lower deposit costs. Asset yields dropped from 4.69 percent in 2014 to 4.59 percent in 2015 but the reduction was offset by a reduction in the cost of funds. The cost of funds decreased from 0.66 percent in the second quarter of 2014 to 0.54 percent in the second quarter of 2015. The provision for loan loss reserves increased from $55,787 in the second quarter of 2014 to a provision of $70,298 in 2015. The increase in the provision is partially due to an increase in the historical loss component of the allowance for loan losses. The “lookback” period for calculating the historical component was lengthened. Noninterest income collectively increased 3.4 percent excluding the gains on the sale of government guaranteed loans in 2014. Increased revenue from fees on loans delivered to correspondents provided most of the increase. Noninterest expenses increased from $1,797,745 in the second quarter of 2014 to $1,837,382 in 2015, a 2.2% increase. Salary and employee benefits and professional fees accounted for the increase.

Loan loss reserves were $3,686,569 or 1.91 percent of total loans as of June 30, 2015. Non-performing assets were 0.78 percent of total assets at June 30, 2014, compared to 1.28 percent on that date in 2014. At June 30, 2015, the allowance for loan loss reserves equals 102 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $253,079,571 as of June 30, 2015, an increase of 1.2 percent from $250,056,330 reported as of June 30, 2014. Total deposits were $207,433,069 at quarter-end 2015, a 2.0 percent increase from the $203,356,899 reported at the end of the second quarter of 2014. Net loans increased to $189,881,404, or 5.0 percent, compared to $180,910,373, at June 30, 2014.

Net income for the six months ended June 30, 2015, was $1,468,370 or $0.35 per diluted share, compared to $1,444,179 or $0.35 per diluted share, for the same period in 2014.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia. The Bank has Loan Production Offices at 1328 North Bridge Street in Elkin, North Carolina and 717 Main Street in North Wilkesboro, North Carolina.

Surrey Bank & Trust is engaged in the sale of insurance and provides full-service brokerage and investment services through its wholly owned subsidiary Surrey Investment Services, Inc. The insurance division, dba SB&T Insurance, is located at 199 North Renfro Street in Mount Airy. The brokerage division which operates through an association with LPL Financial, is located at 145 North Renfro Street in Mount Airy. The Bank also has a subsidiary sales finance company, Freedom Finance, LLC, located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	June 30, 2015	December 31, 2014	June 30, 2014
	(unaudited)		(unaudited)
Total assets	$253,080	$253,201	$250,056
Total loans	193,568	193,104	184,434
Investments	42,995	43,510	48,072
Deposits	207,433	206,667	203,357
Borrowed funds	4,250	6,250	7,750
Stockholders’ equity	38,151	36,771	35,617
Non-performing assets to total assets	0.78%	1.29%	1.28%
Loans past due more than 90 days to total loans	0.04%	0.03%	0.05%
Allowance for loan losses to total loans	1.91%	1.84%	1.91%
Book value per common share	$9.66	$9.27	$8.96

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Interest income	$2,726	$2,679	$5,446	$5,312
Interest expense	289	344	586	691
Net interest income	2,437	2,335	4,860	4,621
Provision for loan losses	70	56	(43)	(7)
Net interest income after provision for loan losses	2,367	2,279	4,903	4,628
Noninterest income	625	732	1,250	1,313
Noninterest expense	1,837	1,798	3,870	3,665
Net income before taxes	1,155	1,213	2,283	2,276
Provision for income taxes	415	445	815	832
Net income	740	768	1,468	1,444
Preferred stock dividend declared	46	46	91	91
Net income available to common shareholders	$694	$722	$1,377	$1,353
Basic net income per share	$0.20	$0.20	$0.39	$0.38
Diluted net income per share	$0.18	$0.18	$0.35	$0.35
Return on average total assets	1.16%	1.23%	1.16%	1.17%
Return on average total equity	7.80%	8.68%	7.82%	8.26%
Yield on average interest earning assets	4.59%	4.69%	4.64%	4.70%
Cost of funds	0.54%	0.66%	0.55%	0.67%
Net yield on average interest earning assets	4.10%	4.09%	4.14%	4.08%
Overhead efficiency ratio	60.00%	58.61%	63.34%	61.76%
Net charge-offs (recoveries)/average loans	-(0.10%)	-(0.06%)	-(0.09%)	-(0.03%)

(1)	Annualized for all periods presented.